EXHIBIT 23.1

Arthur Andersen LLP, independent auditors, audited DIANON's financial statements included in its annual report on Form 10-K for the year ended December 31, 2001, as set forth in their report. Due to Arthur Andersen LLP's forfeiture of its licenses to practice public accounting, we are not able to obtain the consent of Arthur Andersen LLP to the inclusion of their report in this current report, and therefore we have not filed their consent. Because Arthur Andersen LLP has not consented to the inclusion of their report in this current report, it may be more difficult for you to seek remedies against Arthur Andersen LLP in connection with any material misstatement or omission that may be contained in the financial statements covered by their report. In particular, and without limitation, you will not be able to recover against Arthur Andersen LLP under certain federal securities laws for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission of a material fact required to be stated in those financial statements.